NEWS RELEASE

CONTACT:
Paul A. Criscillis, Jr.
Senior Vice President and CFO
770-822-4262

FOR IMMEDIATE RELEASE

NATIONAL VISION REPORTS SECOND QUARTER OPERATING RESULTS

Lawrenceville, Georgia, August 16, 2004 -- National Vision, Inc. (AMEX:NVI) today announced operating results for its fiscal second quarter and the year-to-date period ended July 3, 2004.

Total net revenue from continuing operations for the second quarter of 2004 was $61.3 million versus $55.1 million in last year’s second quarter. This reflects a comparable store sales increase of +10%. Current year net revenues included sales generated during the Company’s annual summer contact lens promotional event. Revenues from last year’s corresponding event were recorded in the third fiscal quarter. This year’s event was responsible for $4.4 million of the quarter’s $6.2 million year-over-year sales gain; if these sales were excluded from 2004 revenue, comparable store sales increased +2% in the second quarter.

Current year second quarter net income was $4.8 million versus a net loss of $2.7 million in the second quarter last year. This year’s net income included an after-tax gain of $2.8 million on repurchases of the Company’s Senior Subordinated Notes at prices below par value. Excluding the impact of the bond repurchases, net income rose $4.7 million for the quarter in spite a decline in store count of more than 50 stores versus Q2 last year.

Fully diluted earnings per share were $0.86 in the current year second quarter versus a loss of $0.54 in the prior year period. EBITDA for the current year quarter was $8.2 million compared to EBITDA of $4.5 million in the prior year quarter.

“Our stores delivered another strong quarter,” stated Reade Fahs, CEO and President. “The programs we put in place last year are continuing to work well for us as we continue to make significantly more money on fewer stores. Because of this, we were able to significantly reduce the balance of our Senior Subordinated Notes. By the end of August our debt will have declined $16.7 million since the beginning of the year to $78.8 million.  Additionally, our Board has approved ongoing repurchases of the Notes based on availability of cash and compliance with the requirements of our credit agreement with Fleet Retail Group This approval will allow us to continue to opportunistically reduce our debt even further over time.”

For the six-month year-to-date period, total net revenue from continuing operations of $123.9 million was 12% higher than the prior year’s net revenue from continuing operations of $110.8 million. The actual year-over-year comparable store sales increase was +11%.  The comparable store sales increase would have been +7% excluding the sales from the June contact lens promotional event. Net income for the first half of 2004 was $7.9 million (including the $2.8 million after-tax gain on Note repurchases) versus a net loss of $4.8 million (including a $564,000 charge against earnings from the cumulative effect of a change in accounting principle) during the first six months of 2003.

“We’ve had a great first half, with EBITDA climbing to $17.9 million versus $10.4 million a year ago,” Mr. Fahs commented. “We continue to be encouraged by the progress of the business and impressed with what our store teams are able to achieve.”

The Company will hold an Investor Relations Conference Call on Tuesday, August 17, 2004, at 11:00 a.m. EDT to discuss its second quarter results. The general public can access this conference call via the Company’s website at www.nationalvision.com. Following the conclusion of the prepared remarks by management, the Company will accept and address questions.

The Company’s financial disclosures refer to EBITDA because it is the basis for calculating excess cash flow principal repayments required under the Company’s Senior Subordinated Note and it is a widely accepted financial indicator of a company’s ability to service or incur indebtedness. EBITDA is calculated as net earnings before interest, taxes, depreciation, amortization, the cumulative effect of a change in accounting principle and other non-cash items as defined under the Senior Subordinated Debt Indenture. A reconciliation of net earnings (loss) to EBITDA is presented in the attached financial tables.

National Vision, Inc. is a retail optical company that operates vision centers within host environments in the United States and Mexico. Our vision centers sell a wide range of optical products including eyeglasses, contact lenses and sunglasses. As of August 16, 2004, the Company operated a total of 437 vision centers, of which 326 were located inside domestic Wal-Mart stores, 37 were located within Wal-Mart de Mexico stores, 47 were located inside Fred Meyer stores and 27 were located on military bases within the United States. In 2004, through August 16, the Company has closed 35 stores (including 33 domestic Wal-Mart stores) and opened four stores on military bases. As of August 16, 2004, the Company also operated two home medical equipment stores inside domestic Wal-Mart stores. The Company depends on its domestic Wal-Mart vision centers for substantially all of its revenues and cash flow. The Company’s agreement with Wal-Mart gave it the right to open 400 vision centers, the last of which opened in 2001. The Company does not currently expect Wal-Mart to renew any of the Company’s vision center leases upon their expirations (other than automatic renewals occurring upon relocation of current Company locations in connection with conversions to supercenters). For the remainder of 2004, the Company expects an additional 22 leases for domestic Wal-Mart vision centers to expire. In addition, the Company expects to close six underperforming Mexican Wal-Mart vision centers. Investments in the debt and equity securities of National Vision, Inc. are subject to substantial risks as described in the Company’s public filings with the Securities and Exchange Commission.

- FINANCIAL TABLES TO FOLLOW -

This release includes statements concerning the Company's plans, beliefs and expectations for future periods. These “forward-looking statements” may be identified by the use of words such as “intends,” “contemplates,” “believes,” “anticipates,” “expects,” “should,” “could,” “would” and words of similar import. These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements. With respect to such forward-looking statements and others that may be made by, or on behalf of, the Company, the factors described as "Risk Factors" in the Company's Reports filed with the SEC, could materially affect the Company's actual results.

These risks and uncertainties include, among others, impaired relationships with the Company’s vendors or customers as a result of the Company’s high leverage and its potential inability to repay its debt, an adverse change in the Company’s relationship with Wal-Mart, changes in economic conditions (including an increase in interest rates), financial markets or customer demand, the level of competition in the retail eyecare industry, federal and state regulation of the healthcare and insurance industries (particularly in California), the Company's financial condition and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission.

All forward-looking statements included in this release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.

NATIONAL VISION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share information)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
Retail sales, net	$59,049	$53,047	$119,276	$107,223
Premium revenue	1,824	1,639	3,720	2,986
Other revenue	448	397	874	615

Total net revenue	61,321	55,083	123,870	110,824
Cost of goods sold	27,725	24,758	53,699	49,346

Gross profit	33,596	30,325	70,171	61,478
Selling, general & administrative expense	28,757	29,547	59,308	58,915
Operating income	4,839	778	10,863	2,563
Other income (expense), net:
Interest expense	(2,842)	(3,280)	(5,748)	(6,623)
Gain on repurchase of
Senior Subordinated Notes	2,902		2,902
Other income, net	30	41	64	78

Earnings (loss) before taxes, discontinued
operations and cumulative effect of a
change in accounting principle	4,929	(2,461)	8,081	(3,982)
Income tax expense	233		418

Net earnings (loss) before discontinued
operations and cumulative effect of a
change in accounting principle	4,696	(2,461)	7,663	(3,982)

Discontinued operations:
Operating income (loss) from
discontinued operations	68	(182)	220	(97)
Gain (loss) on disposal	14	(78)	(14)	(126)
Earning (loss) from discontinued operations	82	(260)	206	(223)

Earnings (loss) before cumulative effect
of a change in accounting principle	4,778	(2,721)	7,869	(4,205)
Cumulative effect of a change in
accounting principle				(564)

Net earnings (loss)	$4,778	$(2,721)	$7,869	$(4,769)

Earnings (loss) per common share:

Basic	$0.94	$(0.54)	$1.55	$(0.94)

Diluted	$0.86	$(0.54)	$1.42	$(0.94)

NATIONAL VISION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 3, 2004 and January 3, 2004
(In thousands)

	July 3, 2004
	(unaudited)	January 3, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,006	$3,545
Accounts receivable
(net of allowance: 2004 - $554; 2003 - $769)	3,274	3,078
Inventories	15,781	17,387
Other current assets	1,441	1,278
Deferred income tax asset	8,031	7,305
Total current assets	33,533	32,593
PROPERTY AND EQUIPMENT, net	12,146	13,619
INTANGIBLE VALUE OF CONTRACTUAL RIGHTS
(net of accumulated amortization: 2004 - $23,220;
2003 - $19,466)	89,525	93,279
OTHER ASSETS AND DEFERRED COSTS
(net of accumulated amortization: 2004 - $1,077;
2003 - $964)	724	806
	$135,928	$140,297

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,286	$3,506
Accrued expenses and other current liabilities	27,012	25,132
Senior Subordinated Notes - current portion	2,006	545
Total current liabilities	32,304	29,183
DEFERRED INCOME TAX LIABILITY	8,031	7,305
SENIOR SUBORDINATED NOTES	78,816	94,939
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred stock, $1 par value; 5,000,000 shares
authorized, none issued
Common stock, $0.01 par value; 10,000,000 shares authorized,
5,347,341 and 5,243,047 shares issued and outstanding
at July 3, 2004 and January 3, 2004, respectively	53	52
Additional paid-in capital	25,385	25,129
Deferred stock compensation	(300)	(108)
Retained deficit	(8,063)	(15,932)
Accumulated other comprehensive loss	(298)	(271)
Total shareholders' equity	16,777	8,870
	$135,928	$140,297

NATIONAL  VISION,  INC.
COMPUTATION  OF  CONSOLIDATED  EBITDA
Three  and  Six  Month  Periods  Ended  July 3,  2004  and  June  28,  2003
(In  thousands)

	Three Months Ended		Six Months Ended
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003

Net earnings (loss)	$4,778	$(2,721)	$7,869	$(4,769)
Adjustment to net earnings (loss):
Interest expense, net	2,812	3,241	5,682	6,545
Income tax expense	233		418
Gain on repurchase of Notes	(2,902)		(2,902)
Cumulative effect of a change in
accounting principle				564
Depreciation and amortization	3,309	4,019	6,850	8,105

EBITDA	$8,230	$4,539	$17,917	$10,445